Exhibit 10.1
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2009 (the “Effective Date”), by and between Sun Chemical Corporation, a Delaware corporation, and its affiliates (“Sun”), and Graphic Packaging International, Inc., a Delaware corporation (“GPI”).
Background
Sun and GPI have entered into an Asset Purchase Agreement dated May 20, 2009 (the “Asset Purchase Agreement”) pursuant to which Sun has agreed to buy certain of the assets of certain of GPI’s subsidiaries engaged in the manufacture, marketing and supply of certain printing inks, artists inks, coatings, varnishes and alkyds (the “Business”) to internal and third-party customers (the “Asset Purchase”). In connection with the Asset Purchase, Sun desires to sell and GPI desires to purchase certain ink and related products (as defined below) on the terms and conditions set forth in this Agreement.
Agreement
In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Product Supply.
A. Subject to the terms and conditions of this Agreement, GPI agrees to purchase, and Sun agrees to supply the products set forth in Appendix A attached hereto (the “Products”) for any combination of GPI’s facilities in North America, for the term of this Agreement. Notwithstanding the foregoing, GPI shall not be obligated to purchase any particular Product until such product has been qualified for supply to GPI, which qualification GPI shall determine in accordance with GPI’s policies and practices (such qualified Product is referred to herein as “Qualified Product”) provided that such failure to qualify is solely attributable to the fault of Sun. It is agreed and understood by the parties that GPI shall use reasonable commercial efforts to facilitate and effect timely and prompt qualification of the Products at each of its facilities having requirements for such Products and to cooperate with Sun as reasonably required to achieve such prompt qualification of Products.
B. GPI may also purchase, and Sun may sell, such other items (“Additional Products”) as may be mutually agreed upon by the Parties pursuant to mutually satisfactory terms and conditions; provided that any purchases by GPI of such Additional Products from Sun will be deemed to count toward the Minimum Aggregate Purchase Amount, the Minimum Annual Purchase Amount, the purchase thresholds necessary to achieve a specified rebate rate or percentage and the purchase volumes eligible for rebates.
2. Term.
A. The term of this Agreement (“Term”) shall begin as of the Effective Date and shall expire on June 30, 2017 unless earlier terminated automatically or by one of the parties as provided by the terms of this Agreement. It is the desire of the Parties to make the Agreement anniversary date fall on July 1 of each year of the Term so as to coincide with the start of the third calendar quarter of each year; thus, the initial year of this Agreement will begin on the Effective Date and will terminate on June 30, 2010 so that the successive terms thereafter will run from July 1 to June 30 for the seven years after the initial year, with the period commencing on the Effective Date and terminating on June 30, 2010, and each of the seven twelve-month periods commencing on July 1 thereafter during the Term referred to herein as a “Contract Year”.
B. Notwithstanding the foregoing, if GPI has not purchased the Minimum Aggregate Purchase Amount over the Term, unless terminated early pursuant to Section(s) 20 below, then the Term shall be extended through and until such time as GPI’s purchases of Qualified Products and Additional Products equals or exceeds the Minimum Aggregate Purchase Amount. The “Minimum Aggregate Purchase Amount” means, initially, the aggregate amount paid to Sun by GPI for purchases of Qualified Products and Additional Products hereunder equal to $[*], exclusive of rebates, taxes, duties and other charges; provided, however, that the Minimum Aggregate Purchase Amount shall be updated and adjusted during the Term, as follows: At the time of every price adjustment made pursuant to Appendix B, the parties shall calculate the “Remaining Minimum Purchase Amount” by subtracting from the Minimum Aggregate Purchase Amount then in effect the sum of (i) the total amount of prior sales of Products and Additional Products plus (ii) the total amount of other credits against the Minimum Aggregate Purchase Amount per Sections 3B and 8B all as of the date of the price adjustment (all of the foregoing prior sales and credits collectively referred to herein as “Prior Purchase Credits”). A “Revised Remaining Purchase Amount” shall be calculated by multiplying the Remaining Minimum Purchase Amount by the sum of (i) the number one (1) plus the Weighted Average Price Change (as calculated pursuant to Appendix B) at the time of such price adjustment. For the avoidance of doubt, if the Weighted Average Price Change represents an overall price decrease, the Weighted Average Price Change shall be deemed to be a negative number. The new Minimum Aggregate Purchase Price shall be an amount equal to the Revised Remaining Purchase Amount plus (ii) the Prior Purchase Credits. At the time of every price adjustment, Sun shall inform GPI in writing of the new Minimum Aggregate Purchase Amount.
3. Pricing, Quantity, Rebates and Audit. The consideration for GPI’s execution of this Agreement in conjunction with the Asset Purchase Agreement shall be [*] ($[*]) in cash (the “Incentive Payment”). On the date hereof, Sun shall wire to GPI, in immediately available funds to an account designated in writing by GPI, the Incentive Payment. The Incentive Payment shall be fully refunded to Sun, without interest, within fifteen (15) business days after any valid termination of the Asset Purchase Agreement. The Incentive Payment shall become nonrefundable at the time that the Asset Purchase is completed.
A. Pricing for Products as well as the mechanism for making future price adjustments shall be as set forth in Appendix B attached hereto and incorporated herein by reference.

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

B. In each of the first seven years of the Term, GPI will purchase from Sun at least 95% of GPI’s Annual Organic Requirements for Qualified Products and in the eighth year of the Term, GPI will purchase from Sun at least 75% of GPI’s Annual Organic Requirements for Qualified Products. Notwithstanding the foregoing, GPI shall purchase no less than the Minimum Aggregate Purchase Amount during the Term. Sun and GPI agree that GPI may purchase less than 95% of its Annual Organic Requirements for any Product that is not a Qualified Product as of the first day of the applicable contract year, provided that failure to qualify such Product is solely attributable to the fault of Sun; and further agree that, in such instance, the percentage of Annual Organic Requirements of such Product(s) qualified after the first day of the Contract Year which GPI shall be required to purchase hereunder shall be prorated based on the date on which qualification is achieved. If Sun cannot supply Qualified Product after December 31, 2009, for reasons solely attributable to the fault of Sun, and GPI makes purchases of such Product from a third party, such purchase will be deemed to count toward the Minimum Aggregate Purchase Amount, the Minimum Annual Purchase Amount, and the purchase thresholds necessary to achieve a specified rebate rate or percentage, but shall not be counted toward calculated purchase volumes eligible for rebates. “Annual Organic Requirements” means the annual requirements for Product that are generated by the businesses owned by GPI as of the date hereof as the same expand or contract or otherwise may be modified during the Term; provided, however, for the avoidance of doubt, Annual Organic Requirements shall not include (i) New Applications for Product in accordance with Section 12 unless such New Applications become Qualified Products; and (ii) the requirements of any business acquired by GPI from a third party (an “Acquired Business”).
C. Upon Sun’s request, GPI shall provide an officer’s certificate to Sun within 60 days of the end of each contract year certifying as to whether the percentage of Qualified Products purchased from Sun satisfied the requirements of this provision, and Sun shall have the right, no more frequently than once per contract year and during regular business hours in a manner not disruptive to GPI’s ordinary course of business, to have a mutually agreeable independent third party audit GPI’s purchases to determine satisfaction of the requirements of this provision. In the event that any such audit concludes that GPI has satisfied such purchase requirements, the cost of such audit will be at Sun’s expense; if not, such cost will be borne by GPI.
D. In the event of a dispute over whether the failure to qualify any Product(s) is solely attributable to the fault of Sun, or instead attributable to the failure of GPI to use commercially reasonable efforts to facilitate and effect timely and prompt qualification at any or all of its facilities, the parties shall endeavor in good faith to resolve the dispute. In the event that they are unable to do so within thirty (30) days after one party notifies the other in writing of the existence of such dispute, the parties shall retain a mutually acceptable independent third party technical advisor (“Technical Advisor”) with recognized experience and expertise in the inks and printing industry to resolve the dispute. The parties shall afford Technical Advisor such access as Technical Advisor may reasonably require during regular business hours, in a manner not disruptive to the parties’ ordinary course of business and under provisions of confidentiality mutually acceptable to the parties, to their facilities, personnel, processes, products, equipment and information to the extent necessary to resolve the dispute. In the event that Technical Advisor determines that a disputed failure to qualify is solely attributable to the fault of Sun, fees and costs of Technical Advisor’s services shall be borne by Sun. In the event that the Technical Advisor determines that the failure to qualify is solely attributable to the fault of GPI, fees and costs shall be born by GPI. In the event that the Technical Advisor determines that the failure to qualify is attributable to both parties, the fees and costs shall be born by the parties in the proportion of their fault as determined by the Technical Advisor. The decision of the Technical Advisor shall be final and shall be binding upon the parties.
E. GPI shall be entitled to retain a mutually agreeable independent party to audit Sun’s determination of the Margin for 2008 under obligations of confidentiality satisfactory to Sun in accordance with Appendix B. In addition, GPI shall have the right, no more frequently than once per contract year and during regular business hours in a manner not disruptive to Sun’s ordinary course of business, to have a mutually agreeable independent third party audit any price adjustments made by Sun under obligations of confidentiality satisfactory to Sun in accordance with this Agreement. In the event that any such audit concludes that the actual price increase should have been an amount greater than [*] or that the actual price decrease should have been an amount greater than [*] (in either case, a “Significant Overcharge”), the cost of such audit will be at Sun’s expense; if not, such cost will be borne by GPI. Sun shall promptly, but in no event more than ten (10) days after the determination of any overcharge, refund to GPI any amounts overpaid by GPI with respect to any Qualified Product purchased since the date the applicable price change was implemented by Sun.
F. Except as set forth below, on or before the thirtieth day following the end of each of the first three quarters during each calendar year during the Term, Sun will pay to GPI a quarterly rebate amount in cash or credit, at the election of GPI, based on purchase volumes for Qualified Products and Additional Products during such quarter, calculated as set forth below (a “Quarterly Rebate Amount”):

Total Purchase Volumes for Quarter	Quarterly Rebate Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

No later than thirty (30) days following the expiration of each calendar year during the Term, with the exception of year 2009, Sun will pay to GPI an Annual Rebate Amount in cash or credit, at the election of GPI, based on purchase volumes for Qualified Products and Additional Products during such preceding calendar year, in an amount, if any, equal to (A) the Annual Rebate Amount (as defined below) less (B) the total of the Quarterly Rebate Amounts paid to GPI for the first three quarters of such preceding calendar year, if a positive number. If the total of the rebates paid to GPI for the first three quarters of such calendar year exceeds the Annual Rebate Amount owed to GPI for such calendar year, then GPI shall pay to Sun, within such thirty (30) day period, the amount by which the sum of the Quarterly Rebate Amounts for the first three quarters exceeds the Annual Rebate Amount earned for such calendar year or, at Sun’s discretion, this amount will be deducted from the following quarterly rebate payment(s) until it is fully depleted. The Annual Rebate Amount shall be calculated as follows:

Total Purchase Volumes for Calendar Year	Annual Rebate Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
In calendar year 2017, the regular Quarterly Rebate Amounts shall be paid in the first and second quarters. If this Agreement terminates as scheduled on June 30, 2017, no Annual Rebate Amount shall be paid. If this Agreement is required to continue after June 30, 2017 in accordance with Section 20, the regular quarterly rebates and annual rebates shall continue for the remainder of the Agreement, and in any partial calendar year the Quarterly Rebate Amounts will be paid but no Annual Rebate Amount shall be paid.
Notwithstanding anything to the contrary in the foregoing, Quarterly Rebate Amounts for the third and fourth quarters of calendar year 2009 shall be calculated in accordance with the provisions of Appendix C attached hereto and incorporated herein by reference.
The sum of any Quarterly Rebate Amounts payable in the third and fourth quarters of calendar years 2009 is referred to herein as the “Initial Rebate Amount.”

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

On or before January 31, 2010, Sun and GPI shall agree to the total volume of Qualified Product and Additional Products purchased by GPI during the calendar year 2009, whether or not such Qualified Products or Additional Products were purchased pursuant to this Agreement, and Sun shall pay to GPI an amount, if any, equal to (A) the 2009 Rebate Amount (as defined below) less (B) the Initial Rebate Amount. The 2009 Rebate Amount shall be calculated as follows:

Total Purchase Volumes for 2009	2009 Rebate Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
G. Unless otherwise specified herein, rebates, payments for purchases hereunder and any other payments owed by one party to another hereunder may be made by ACH transfer to an account designated in writing by the party receiving such payment.
4. Payment Terms. Payment terms are net 60 days. Interest at the rate of 1% per month will be charged on all past due amounts up to thirty (30) days past due, and at the rate of 2% per month on all amounts past due longer than thirty (30) days. Sun agrees all payment terms are dependent on accurately invoicing GPI. As such, payment terms begin upon receipt of an accurate invoice by GPI from Sun. If an invoice is incomplete or inaccurate, GPI will pay all undisputed amounts within terms according to the original invoice date, but will not be held in default for non-payment of disputed items until the dispute has been resolved and any inaccurate or incomplete invoices have been corrected by Sun. Products provided on a consignment basis shall be billed monthly once the container is opened.
5. Shipment and Delivery. Subject to Section 16, Sun agrees to deliver Qualified Products on or prior to the agreed-upon delivery dates and if any shipment or delivery is made which is not in all material respects in accord with this Agreement (including time of shipment or delivery), GPI reserves the right to reject such delivery without liability to Sun, and, in the absence of an event

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

of force majeure such rejected volumes shall be included in calculating GPI’s rebate percentages, but not purchase volumes eligible for rebates. Sun will ship the Products in a manner consistent with general industry practice so as to minimize any damage while in transit. GPI is not responsible for any charge for packing, boxing, storage or cartage.
6. Passage of Title.
A. Unless otherwise specifically agreed to by the parties, all Qualified Product will be purchased on consignment. With respect to Product sold by consignment, Sun agrees to deliver to GPI’s facility or facilities and GPI agrees to accept Products. Sun will remain the owner of the Products until said Products are purchased by GPI pursuant to the terms of this Agreement. Either the actual use of the Product or its removal from the Storage Area (defined hereinafter), as applicable, shall be deemed the time of purchase of such Product under this Agreement. GPI shall receive and accept delivery of the Products, and safely store them as Sun’s property at Buyer’s applicable place of business (the “Premises”), so as to reasonably protect the Products from loss, damage or deterioration. All such Products shall prominently bear Sun’s name and shall be conspicuously marked and identified as being the property of Sun. GPI shall designate a storage area (“Storage Area”) on the Premises solely for storage of Sun’s Products. The Products in the Storage Area located at the Premises shall be physically segregated from and not commingled either with GPI’s inventory or other property or with the property of any other person, and GPI agrees to execute such financing statements and other documents as Sun may reasonably require to perfect Sun’s security interest in, and to give notice of and confirm it’s ownership of, the Products to which Sun retains title.
B. With respect to any Qualified Product not sold by consignment, title to all items sold to GPI hereunder shall pass to GPI upon delivery of same by Sun to GPI DDU designated GPI converting facility (Incoterms 2000). All risk of loss or damage to said items prior to such delivery shall fall upon Sun, and Sun shall defend and hold GPI harmless against any claims asserted against GPI on account of any personal injury or property damages caused by any transported materials, or by the transportation thereof, prior to the completion of unloading at GPI’s plant.
7. Material Specifications. All Qualified Products sold by Sun to GPI will comply with the material specifications attached hereto as Appendix D and incorporated herein by reference (“Specifications”).
8. Inspection; Non-Conforming Goods.
A. GPI shall have the right, but not the obligation, to inspect at any location and at any time all Qualified Products, and to reject that which does not conform to Specifications, or if not so specified, which do not conform to standard industry specifications (“Non-Conforming Goods”). GPI may make returns of Non-Conforming Goods to Sun at Sun’s expense and may purchase replacement goods from third parties in accordance with Section 8B. No such inspection by GPI shall in any manner affect any of the warranties of Sun or constitute a waiver of any of GPI’s rights hereunder or otherwise, and all items are subject to GPI’s inspection and right to reject notwithstanding prior payment.

B. Upon determining that any Qualified Product supplied hereunder constitutes Non-Conforming Goods, GPI shall notify Sun and may contact third-party suppliers with respect to their ability to supply replacement Products meeting the Specifications (“Replacement Products”). GPI may obtain Replacement Products from Sun or a third-party supplier, whichever GPI in its sole discretion determines is able to deliver such Replacement Products in the shortest amount of time. Replacement Products supplied by Sun shall be supplied at Sun’s sole cost and expense. For Replacement Products supplied by a third party, (i) GPI shall receive a credit in the amount paid to Sun for such Non-Conforming Product, if applicable; and (ii) purchases of Replacement Products from third parties shall be treated as if purchased from Sun for the purpose of calculating the Minimum Aggregate Purchase Amount, Minimum Annual Purchase Amount, and Quarterly Rebate threshold. GPI shall continue to count Replacement Product toward the calculations of the Minimum Aggregate Purchase Amount, Minimum Annual Purchase Amount and Quarterly Rebate threshold (but not volumes eligible for rebates) until Sun can produce Qualified Product once again.
C. Sun acknowledges that it will provide GPI with thirty (30) days notice before making changes in raw materials or processes used by Sun in the manufacture of any Product or Additional Product to the extent required by, and pursuant to the terms of, the Management of Change Process attached hereto as Appendix E. Regardless of whether notice is required under the Management of Change Process, Sun agrees to maintain a log of all raw material or process changes made by Sun in the manufacture of any Product or Additional Product, which log may be consulted by GPI upon GPI’s request.
9. Business and Technical Support/In-Plant Technicians/Testing. In partial consideration of GPI’s commitment hereunder, Sun shall provide the following services at no additional cost to GPI:
(a)	The services of a dedicated business manager, as more specifically described in Appendix F, attached hereto.

(b)	The services of technical support, Black Belt and Color Manager personnel, as more specifically described in Appendix G, attached hereto.

(c)	Quarterly testing of inks as required by GPI. Original testing will be performed by Nancy Plowman and Associates. Future testing may be revised upon mutual consent of both parties.

(d)	Additional support services currently provided by the Handschy business as set forth in Appendix H.
      GPI shall provide, at no charge, a safe and appropriate area close to the pressroom, including desk, file cabinets, work table, telephone and such other amenities as Sun may reasonably request to enable it to provide its in-plant services. GPI will also provide, at no charge, heat, light, power and other services for Sun’s in-plant services.
10. Equipment. In partial consideration of GPI’s commitment hereunder, Sun shall provide and maintain all in-plant equipment necessary to perform its obligations hereunder, as set forth in Appendix I. Ownership of such equipment will remain with Sun, and such equipment will be labeled “property of Sun Chemical.” GPI agrees to execute such financing statements and other documents as Sun may reasonably require to perfect Sun’s security interest in, and to give notice of and confirm it’s ownership of, the Equipment to which Sun retains title.
11. Profit Sharing Productivity Program. GPI and Sun agree that they shall use their commercially reasonable efforts to implement a profit sharing productivity program and to allocate the cost-savings realized from such program in the form and as set forth in detail on Appendix J, attached hereto.
12. New Technology.
A. Sun will, to the extent that it is legally free to do so, provide GPI with prompt notice on any new developmental breakthroughs developed by Sun and ready for commercial use concerning the Products (“New Technology”), under such terms of confidentiality as may be required by Sun, in its sole discretion. In addition, Sun will provide a technology innovation presentation twice a year during the Term which outlines, on a confidential basis, its ink development programs concerning the Products. For any New Technology that GPI wishes to pursue with Sun, Sun and GPI will use reasonable commercial efforts to qualify products embodying New Technology as Qualified Products to be supplied to GPI pursuant to the terms of this Agreement. In addition, where Sun is legally free to do so, the parties agree to negotiate in good faith mutually satisfactory agreements pursuant to which Sun would supply the New Technology exclusively to GPI, and not to any other customer of Sun, for a period of time to be determined by the parties.
B. GPI will provide to Sun, on a confidential basis, the opportunity to supply all Product developments for New Applications. A “New Application” means, with respect to any product: (i) an ink or coating that allows for a new performance enhancement (e.g., gloss, metallic) or application (e.g., coating that provides barrier) that is not commercial as of the signing of this Agreement; or (ii) a new ink or coating that allows production of an existing capability with a new process (e.g., HTL labels run flexo); provided, however, for the avoidance of doubt, New Applications for Product shall not be considered part of GPI’s Annual Organic Requirements unless such New Applications are, upon mutual agreement of the parties,, qualified for such New Applications following which they will be deemed “Qualified Products” with respect to such New Applications. If not so qualified, they will be deemed “Additional Products”, as defined above. GPI will use Sun as the vendor of choice for New Applications of Product so long as the pricing and performance of the Product in the New Application is competitive; if not competitive, GPI shall have the right to source the Product for the New Application outside of this Agreement without penalty.
13. Indemnity.
A. Sun shall indemnify, defend, protect and hold harmless GPI, its employees, agents, servants, successors and assigns from and against any and all losses, damages, injuries, claims, demands, expenses, including legal fees and expenses, of whatever nature, arising out of the performance by Sun of its obligations hereunder, or arising out of the performance of the services provided by or on behalf of Sun for GPI hereunder resulting in injuries to or death of any person or persons or damage to any property occasioned by acts or omissions of Sun, its officers, employees, agents or subcontractors, except to the extent due to the negligent or intentional acts of GPI or its personnel.
B. GPI shall indemnify, defend, protect and hold harmless Sun, its employees, agents, servants, successors and assigns from and against any and all losses, damages, injuries, claims, demands, expenses, including legal fees and expenses, of whatever nature, resulting from injuries to or death of any Sun in-plant personnel at GPI’s facilities or locations resulting from the negligence or willful misconduct of GPI.
C. Sun shall indemnify, defend, protect and hold harmless GPI, its employees, agents, servants, successors and assigns from all costs, expenses, including reasonable attorneys’ fees, damages or claims arising out of infringement or claim of infringement of any patent rights, trademark, tradename or copyright based on the sale, purchase or use of the items covered by this Agreement. Sun further agrees that in the event of any such claim, and if required by GPI, Sun shall at its expense and at no cost to GPI do one of the following:
(i)	Procure for GPI the right of license to use and continue to use said items; or

(ii)	Replace said items with non-infringing items and/or services of like or superior kind, productivity, efficiency, quality and value; or

(iii)	Modify said items so as to become non-infringing. Should the items be modified, as provided herein, such modification shall not reduce the usefulness or productivity of same.
14. Limited Warranty/Limitation on Liability.
A. Sun expressly warrants that title to all items sold to GPI under this Agreement will pass to GPI free and clear of all liens, claims, security interests or encumbrances and that no materials, equipment or supplies incorporated into any items sold to GPI hereunder will have been acquired by Sun subject to an agreement under which any interest therein or any encumbrance thereon is retained by Sun which will survive delivery to GPI.
B. Sun expressly warrants that the Products sold hereunder shall conform to the Specifications and shall be free from defects in materials or workmanship. Equipment supplied pursuant to Section 10 of this Agreement is provided subject to the manufacturer’s standard warranty. SUN HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE. IN THE EVENT OF FAILURE OF ANY PRODUCT TO CONFORM TO THE WARRANTY PROVIDED HEREIN, SUN’S SOLE OBLIGATION, AND GPI’S RIGHT, SHALL BE FOR SUN TO REPLACE SUCH NON-CONFORMING PRODUCT OR REFUND THE PURCHASE PRICE. IN ADDITION, SUN WILL INDEMNIFY AND HOLD HARMLESS GPI FOR DAMAGES DIRECTLY SUSTAINED OR INCURRED BY GPI RESULTING FROM A BREACH OF THE WARRANTY PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION COSTS OF RE-WORK, DISPOSAL, RAW MATERIALS AND LABOR. IN NO EVENT SHALL SUN BE LIABLE TO GPI FOR ANY OTHER CLAIMS (EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 13, ABOVE), REGARDLESS OF THE FORM OF ACTION, OR

FOR ANY OTHER DAMAGES WHETHER INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL, INCLUDING BUT NOT LIMITED TO LOST PROFITS, WHETHER FORESEEABLE OR NOT, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
15. Independent Contractor. Sun agrees that in the performance of this Agreement, Sun shall act as an independent Contractor and all of its agents, and employees, and agents and employees of its subcontractors, shall be subject solely to the control, supervision and authority of Sun.
16. Force Majeure. Neither party shall be liable for delay in its performance of its obligations and responsibilities under this Agreement due to causes beyond its control such as, but not limited to, war, embargo, national emergency, insurrection or riots, acts of the public enemy, fire, flood or other natural disaster, (a “Period of Disability”) provided that said party has taken reasonable measures to notify the other, in writing, of the delay or anticipated delay. Failure of subcontractors and inability to obtain materials shall not be considered a Period of Disability for purposes of this clause. If, due to a Period of Disability, Sun should be unable to meet all of its delivery commitments for items ordered hereunder as they become due, Sun shall not discriminate against GPI or in favor of any other customer in making deliveries of such items. If GPI believes that the Period of Disability or anticipated Period of Disability as notified in writing by Sun may impair its ability to meet its production schedules or may otherwise interfere with its operation, GPI may at its option and without liability to Sun, cancel outstanding deliveries or future orders hereunder wholly or in part during the Period of Disability; any purchases made by GPI from alternative providers during any Period of Disability of Sun shall nevertheless be credited towards GPI’s annual volume purchasing with Sun for the sole purpose of determining rebate rate (but not sales volume eligible for rebate), with appropriate documentation of the purchases from GPI. If Sun’s Period of Disability lasts beyond 60 days, or if Sun notifies GPI that it anticipates the Period of Disability to last beyond 60 days, GPI may, at its option, cancel all or a portion of this Agreement in writing without liability to Sun.
17. Compliance with Law. A. GPI hereby notifies Sun that, if covered, Sun has an obligation to develop and maintain an affirmative action program in compliance with EO 1246, as amended, the Rehabilitation Act of 1973, as amended, the Vietnam Era Readjustment Act of 1974. Sun represents to GPI that, if covered, it is in compliance with EO 11246, as amended, the Rehabilitation Act of 1973, as amended, and the Vietnam Era Readjustment Act of 1974. The mandatory clauses required under those laws, being set forth in 41 CFR 60-1.4(a), 41 CFR 60-250.4(a). 41 CFR 60-741.4(a) are incorporated herein by reference.
B. Sun (1) is required to meet the filing requirements of 41 CFR 60-1.7(a) and 41 CFR 61-250.11, if applicable, (2) hereby certifies that it currently observes and will hereafter observe all requirements pertaining to non-segregated facilities set out in 41 CFR 60-1.8(b), (3) will list, to the extent legally required, all suitable employment openings with the appropriate state employment service pursuant to 41 CFR 60-250.5(d), and (4) will make and/or retain all records required by state and federal laws.
C. Sun currently observes and will continue to observe the requirements of the Drug-Free Workplace Act of 1988.

D. Sun will comply with all provisions of the OSHA Hazard Communication Standard (20) CFR 1910.1200, et seq.) including Sun’s obligation to furnish any applicable material safety data sheets, together with appropriate labels and employee training and instruction materials.
E. Sun will comply with requirements of the Fair Labor Standards Act of 1938, as amended, and all applicable United States Department of Labor Regulations promulgated thereunder or otherwise dealing with wages and hours of work, and shall certify at time of delivery said compliance.
F. Sun shall not, under any circumstances, in connection with the work to be performed hereunder, cause or permit the discharge, emission, release, storage, disposal or transportation of any pollutant, hazardous contaminant, toxic or other substance in violation of any applicable laws, rules or regulations which are now or hereafter promulgated by Federal, state, or local authorities.
G. Sun further agrees to comply with any and all applicable federal, state and local laws, orders and regulations not specifically referenced herein.
18. Sales and/or Use Taxes. Except as otherwise specifically provided herein, GPI shall bear the cost of any taxes, levies, or fees of any kind, nature or description whatsoever applicable to the sale of any Products sold by Sun to GPI, and GPI shall forthwith pay to Sun all such sums upon demand, unless GPI shall provide Sun, at the time of the submission of its orders to Sun, with tax exemption certificates or permits acceptable to the appropriate taxing authorities. Sun, as a contractor, will pay and be solely responsible for any and all sales and/or use taxes on all materials, supplies and equipment used in the performance of Sun’s obligations under this Agreement, all in accordance with applicable law.
19. Insurance. If any of Sun’s employees, subcontractors, or agents will be present on GPI’s premises at any time in order to perform under this Agreement, Sun shall ensure that it, its subcontractors and/or agents have procured and maintain insurance as required by GPI. GPI’s insurance requirements are attached hereto as Appendix K. In exchange for the waiver of subrogation given by Sun to GPI in Appendix K regarding workers compensation claims, GPI will grant to Sun an equivalent waiver of subrogation on such claims.
20. Termination.
A. Either party may terminate this Agreement immediately upon giving written notice in the event the other party ceases or threatens to cease to carry on its business.
B. In addition, either party may terminate this Agreement by giving written notice of a material default or breach by the other party in the prompt performance of any obligation undertaken by it hereunder which is capable of being cured and is not cured within fifteen (15) days of the receipt of notice thereof; provided that neither the contesting in good faith the quality or the effectiveness of the Product nor the withholding of amounts claimed to be owed hereunder in connection with a good faith dispute concerning such Product as provided in Section 4, above, shall be considered a material default or breach for this purpose.

C. Graphic may terminate this Agreement at any time by giving written notice to Sun accompanied by a termination fee in the amount of [*]. No termination fee will be payable upon a termination by Graphic after the end of the later of the seventh contract year or the purchase by GPI of the Minimum Aggregate Purchase Amount.
D. Sun may terminate this Agreement at any time prior to thirty (30) days following the end of any contract year (other than the initial contract year) in which Graphic does not purchase (on a gross basis prior to any rebates) at least $[*] under this Agreement (the “Minimum Annual Purchase Amount”). Upon such termination by Sun, Graphic will be required to pay to Sun within sixty (60) days of receipt of such notice by Graphic a termination fee in the amount corresponding to the period in which the termination notice is received and the termination fee payable in Section 20C above.
E. If the Asset Purchase Agreement is terminated by either party or the Asset Purchase does not close within three (3) months of the date hereof, this Agreement shall automatically terminate and be of no further force.
F. For avoidance of doubt, no termination fees will be payable if this Agreement is terminated by GPI pursuant to Sections 20A, 20B or 20E above.
G. Any right of termination hereunder accruing to either party under this Section 20 shall be in addition to and not in lieu of and without prejudice to any other rights and remedies which such party may have, including the right to seek damages.
H. Notwithstanding anything to the contrary in the foregoing, at GPI’s request, Sun will continue to supply GPI with specified Qualified Products in accordance with the terms and conditions of this Agreement for a period of ninety (90) days following delivery of a notice of termination by Sun under Sections 20A, or 20D above.
21. Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission or pdf, as follows:

If to Sun:	Sun Chemical Corporation
North American Inks
Attn: Brian Leen
35 Waterview Blvd.
Parsippany, NJ 07054-1285
Telephone: +1 (973) 404-6355
Facsimile: +1 (973) 404-6807
Email: brian.leen@sunchemical.com

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

with a copy (which shall not constitute notice) to:

Sun Chemical Corporation
35 Waterview Blvd.
Parsippany, NJ 07054-1285
Attn: Legal Department
Telephone: +1 (973) 404-6550
Facsimile: +1 (973) 404)-6492
Email: eric.finkelman@sunchemical.com

If to GPI:	Graphic Packaging International, Inc.
Attn: General Counsel
814 Livingston Court
Marietta, GA 30067
Telephone: 770-644-3000
Facsimile: 770-644-2929

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Christopher Rosselli
Telephone: (404) 881-4945
Facsimile: (404) 881-7777
Email: chris.rosselli@alston.com
or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 21. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.
22. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable, illegal or otherwise invalid in any respect with regard to this Agreement, such unenforceability, illegality or invalidity shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable, illegal or invalid provisions had never been contained herein.
23. Survivability. The provisions of this Agreement, which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration.

24. Assignment. Neither GPI nor Sun shall have the right to assign or transfer its interest or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
25. Waiver. Neither this Agreement, nor any provision hereof, may be amended, changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such amendment, change, waiver, discharge or termination is sought. The failure or delay of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.
26. Complete Agreement. This Agreement, including the general terms and conditions hereof, represents the entire agreement between Sun and GPI with respect to the items sold to GPI. All prior agreements, representations, statements, negotiations, and undertakings, whether oral or written, are superseded hereby.
27. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the parties hereby agree and consent to be subject to the jurisdiction of the state or federal courts located in the State of Delaware. Each party hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.
28. Fees and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, Sun and GPI each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement.
29. No Third Party Beneficiaries. The terms of this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any third-party beneficiary or any other rights on any other persons.
30. United Nations Convention Not Applicable. It is specifically agreed that this Agreement will not be covered by nor construed in accordance with the terms of the United Nations Convention on Contracts for the International Sales of Goods.
31. Confidential Agreement. Each of the parties agrees that the terms and conditions of this Agreement and the information related to each party exchanged in connection with the performance of this Agreement (collectively, the “Confidential Information”) shall be treated as confidential and proprietary to each party, respectively. Accordingly, neither party shall disclose any Confidential Information to any person without the express written consent of the other party, except that each party shall be permitted to disclose Confidential Information to those of its legal counsel, advisors, representatives and employees that need to be familiar with such information in connection with such party’s performance of the Agreement and who are informed of such information’s confidential nature. Notwithstanding the foregoing, a party may disclose Confidential Information, if (i) in the reasonable opinion of its legal counsel the party is compelled to do so by any applicable legal requirement, including without limitation the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that such party will have afforded the other party reasonable opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment at such other party’s expense and (ii) such party may not disclose any Confidential Information other that which it is legally compelled to disclose.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date above first written.
Graphic Packaging International, Inc.

/s/ David W. Scheible Authorized Signature

David W. Scheible Name (Printed)

President and Chief Executive Officer Title

June 1, 2009
Date

Sun Chemical Corporation

/s/ Brian Leen Authorized Signature

Brian Leen Name (Printed)

President, North American Inks
Title

June 1, 2009
Date
[Signature Page – Supply Agreement]

APPENDIX A
PRODUCTS
1.	Energy Curable Inks & Coatings

2.	Solvent Gravure Inks

3.	Solvent Flexo Inks

4.	Conventional Sheet Fed Inks
GPI will provide Sun an opportunity to bid on any business outside the scope of the Supply Agreement where GPI determines in its sole discretion that Sun has products of acceptable quality and competitive pricing. This can include, but is not limited to, water based inks or press room consumables.

APPENDIX B
PRICING
•	Pricing at the inception of the Supply Agreement will be, in the aggregate, at levels of Sun pricing to GPI as of May 1, 2009.
•	Pricing will be based on [*]. It is the intention of the parties that pricing be adjusted periodically, as set forth below, [*].

•	[*]

•	Pricing will be reviewed and adjusted biannually on January 1 and July 1 of each year during the Term on a weighted average basis (a “Weighted Average Price Change”), based on [*].

•	Sun will provide monthly reporting to GPI of both the Index level as of the reporting month and of the rolling average since the previous pricing.

•	For sheet fed inks, cost improvements to be achieved through the implementation of [*] have already been considered in the development of this Supply Agreement, [*].

•	GPI may audit Sun’s costs via a mutually acceptable independent third party audit no more frequently than once per contract year as provided in Section 3.f. of the Supply Agreement.

•	Sun will use commercially reasonable efforts to increase productivity each year to offset inflation. In addition to the monthly reporting of the Index, Sun agrees to discuss and propose productivity initiatives aimed at reducing overall raw material costs. This productivity will be passed through to GPI by [*] and all such contributions to productivity made thereby will be credited toward the Profit Sharing Productivity Program set forth in Appendix J.

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX C
QUARTERLY REBATE SCHEDULE FOR FIRST AND SECOND QUARTERS
OF FIRST CALENDAR YEAR
[*]

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX D
MATERIAL SPECIFICATIONS
EB/EC Ink Specifications
     1. Max D UV Flexo Inks
     Viscosity = Target +/- 20% (Range of inks is [*] cps)
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage
     2. Hybryte Pro (hybrid UV curing inks)
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Tack = Target +/- .5 Points
     Viscosity = Target +/- 20%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage
     3. Suncure™ Carton UV litho inks
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Tack = Target +/- .5 Points
     Viscosity = Target +/- 20%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     4. Suncure™ MT UV litho inks
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Tack = Target +/- .5 Points
     Viscosity = Target +/- 20%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage
     5. Sunbeam™ LT EB litho inks
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Tack = Target +/- .5 Points
     Viscosity = Target +/- 20%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage
     6. DPQ176 EB litho inks
     Color Spec = Target +/- 2 DE cmc
     Strength = 100% +/- 5%
     Tack = Target +/- .5 Points
     Viscosity = Target +/- 20%
     Cure = Pass/Fail compared to Standard
     Grind = 3/2 on a NPIRI grind gage
     7. Coating
     Viscosity – range of coatings is [*] cps at room temperature. Each product is controlled against a specific number

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     Cure – Each coating is checked against the control for Pass or Fail
     Gloss – controlled at 60 degree gloss target +/- 5% on known standard substrate
     Appearance – each product is checked for Pass or Fail against a standard.
     Coefficient of Friction (Static and Kinetic)/Slide Angle – attribute controlled at target +/- 10% on known standard substrate and using known standard cure conditions
     Ratings for QC are to check the wet samples if they are suppose to be clear, cloudy, and yellowish.
OS/SF Ink Specifications
[*]
Liquid Ink/Coating Specifications
[*]
Fitness for Use
All fitness for use specification requests, regardless of product range, must be submitted in writing and reviewed by SunChemical Technical and Product Management.

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX E
MANAGEMENT OF CHANGE PROCESS
Sun assures the consistency of our products and services to minimize risk to our customers’ products and processes. Changes in product formula composition and manufacturing processes may be desired to improve product performance or value. Changes may also be necessary to respond to variation, disruptions and catastrophic events in the manufacturing process or suppliers. To accomplish these goals we conduct formula management and process control.
A Change Management Policy and guidelines for determining when changes need to be communicated to the customer are detailed in this procedure. This procedure provides the standard approach. If existing contract requirements apply, customers will be notified according to the appropriate level III documentation. It is the Sales responsibility to notify any manufacturing plant of existing contracture requirements.
Change Management Policy
Sun is committed to minimize product risk and liability for our customers by managing processes at all it’s sites, to deliver products and services that consistently meet customer expectations and specifications.
Sun is committed to maximize product value for our customers by continuously improving and developing innovative new products.
Consistent quality is a key component in reducing excess costs and minimizing risk throughout the supply chain.
As an ISO certified supplier to GPI, we require that any significant changes in materials, components, process or service that could materially impact product quality or delivery are communicated and approved by GPI in advance. Such changes are to be communicated and approved by a Management representative or designated Site personnel at GPI. Please note, changes that are not approved by one of these personnel will not be considered as approved by GPI.
To achieve these objectives, we adhere to the following change management principles:
•	Assign formulation numbers to identify, track and communicate information about existing and new products we sell.

•	Apply appropriate measurements, analytical methods, statistical tools and process controls to manage process variation.

•	Manage suppliers to ensure consistent raw material quality and availability.

•	Respond quickly to unexpected changes with root cause analysis and corrective action.

•	Apply Information Technology to support product identification and traceability

•	In the event of a significant product, component or process change, Sun will work to re-qualify the new product in a reasonable timeframe.

•	GPI will provide support in conjunction with Sun personnel to achieve the re-qualification.

•	In the event of changes Sun deems insignificant, GPI will not be notified however; Sun will insure the same quality and meet all the original specifications established.

•	Sun will utilize the appropriate resources to mitigate product performance issues and follow all of the above guidelines consistently.
               Guidelines for Customer Change Notification
                    Formula Change – Not Significant
The appropriate technical personnel will determine the potential impacts of a change in the formula composition to product performance. Some formula changes are simple and transparent to the customers. Some examples of this type of change include:
•	The major ingredients of the formula remain chemically equal to the original formulas (i.e., multiple raw material sources or commodity chemicals such as solvents and additives).

•	Changes in physical make-up of an ingredient such as switching from a flaked to a pellet version of the same resin.

•	Pigment changes within a given color index (C.I.) number

•	Use of substitution of minor amounts of chemically similar materials, not affecting the customers finished ink specifications. The lab manager or delegate at each site will have the primary responsibility for approval of substitutions. Refer to site specific level III work instructions for process of making substitutions.

•	During the scale-up process of a formula.
     Under these conditions, changes will not be communicated to the customer, however, appropriate quality control and records will be maintained. These changes are tracked internally through versioning of the formula number.
               Formula Change – Significant
When an ingredient is changed that is a major component of the formula (either on a percentage basis or as a key ingredient) the formula number must be changed. Examples of this type of change include:
•	New resin

•	Raw material discontinuation, shortage or change in feed stock

•	Any necessary formula modifications due to specification or performance change directed by the customer or Sun.
Under these conditions, changes and the new formula number will be communicated to the customer. Customers requiring approval of major formula changes will be contacted to grant approval prior to shipment of new formulas.

               Manufacturing Process Change – Not Significant
Once a formula is established and specifications are determined, it is the responsibility of manufacturing and quality control to ensure that changes under these conditions maintain formula integrity and product is within customer specifications. Examples of this type of change include:
•	Equipment change within the same manufacturing equipment class

•	Batch size adjustments within technical guidelines
Under these conditions, the formula number will not be changed and it will not be communicated to the customer. These changes are tracked by manufacturing or quality control.
               Manufacturing Process Change – Significant
The appropriate technical or manufacturing personnel will determine when a manufacturing process change is significant. Examples of this type of change include:
•	Equipment change to a different technology that will modify the physical properties or functionality of the product.

•	Equipment breakdown where equivalent equipment is not available.

•	Any process changes that result in a different or improved product that requires a change in specifications.

•	Manufacturing site with equal or better capabilities, if required by customer contract or other customer agreements.
Under these conditions, changes and the new formula number will be communicated to the customer. Customers may wish to monitor performance of material produced under these new conditions and provide feedback.
Sun warrants that it will provide advance notification to GPI of any changes, whether deemed by Sun to be significant or not, that will adversely affect the below-listed satisfactory ink performance criteria:
o	Consistent (or increasing) ink mileage

o	No piling due to ink performance

o	No scum due to ink performance

o	No ink misting

o	Curability – both back-print and face colors should cure @ 1,250 fpm

o	Stable dot gain
In the event that changes are made by Sun which do adversely affect any of the above measures of performance and GPI did not receive advance notice thereof, the respective product will be deemed to be out of spec.

          Guidelines for Internal Change Notification
For formula composition and manufacturing process changes listed in section 5.3 of this document, the responsible party that authorizes the change will communicate to the appropriate internal personnel based on the impact of the change. The Lab/Tech/Product manager or delegate of site authorizing change is responsible for notifying applicable sites of the change. (Applicable sites are defined as a site that receives product from the affected ink system). For example, changes in formulation may result in changes to product labeling, packaging, shipping, Material Safety Data Sheets (MSDS) or regulatory compliance documents.
The appropriate persons to receive change notification at any affected GPI location are as follows:
-In-plant personnel, if applicable;
-Plant manager;
-Printing manager;
And Jeff Kobin or his designee.
RECORDS
All appropriate records are maintained and filed by the appropriate Department/Product Manager, Director, KAM or designee.

BUSINESS MANAGER
APPENDIX F
Dedicated Business Manager
Sun will appoint an Executive Sales Manager or designee as the dedicated Business Manager for GPI. Their responsibilities will include the following:
•	Administration of the Agreement

•	Preparation and administration of Pricing Program

•	Preparation of monthly in-plant updates

•	Scheduling of quarterly technical meetings

•	Provision to branch and GPI locations of a technical liaison with all major national labs

•	Assistance in color management program

•	Oversight of Profit Sharing Productivity program

•	Documentation of specifications required by GPI

•	Insurance of the resolution of issues and problems

•	Insurance of latest technology updates

•	Insurance of proper benchmarking techniques are done at all locations

•	Insurance that best practices are adopted by all facilities

APPENDIX G
BLACK BELT AND COLOR MANAGER
Black Belt
Sun will assign a Black Belt to GPI who will be responsible for coordination, identification and tracking of Profit Sharing Productivity program initiatives.
Color Manager
Sun will continue providing a color manager in Concord. The manager will be responsible to control color matches across all GPI facilities to ensure they meet the standards of key end users. The manager will coordinate efforts with various in-plant resources to ensure the colors submitted to these end users match exactly to what is being supplied at each facility.

APPENDIX H
ADDITIONAL SUPPORT SERVICES
1.)	SERVICES
Sun will staff agreed upon GPI sites with competent ink technicians who will be responsible for the following job functions:
•	Manufacture of small batch production special colors

•	Provide QC testing on all in-house manufactured blends and maintain QC documentation

•	Color matching and proofing when required

•	Maintain color standards and formulation masters

•	Inventory management of blend materials and finished inks shipped from Sun sites

•	Maintenance of production and lab equipment, and in-plant facility at a mutually agreed upon standard

•	Equip facility with supplies and incidental materials required to run an efficient operation

•	Provide press-side technical support for Sun products

•	Documented service reports for all major press situations

•	Basic work-off program of ink materials into same or like formulations

•	Monthly safety inspection and training

•	Monthly reporting on number of batches, number of color matches, pounds produced, work-off used and overtime hours worked

•	Used tote disposal
Additional services may carry additional costs, but GPI requirements above and beyond those referenced above will be discussed and mutually agreed upon for both type of service and applicable fees.

2.)	MANNING
Sun is prepared to staff the various in-plants with forty-one (41) personnel. Included in this commitment is an expectation that Sun personnel work no greater than 25% overtime in a given week; and average no more than 10% overtime over a course of a year. It is also expected that they work a “normal” week; given the shift they are assigned.
If pressroom schedule dictates a higher level of service, either requiring higher overtime or additional personnel, discussion on services required and associated costs will be agreed upon prior to implementation.
If the manning requirement exceeds 41 people the additional cost will be borne by GPI.
3.)	IN-PLANT FACILITY
Sun will invest up to [*] towards the upgrade, rebuild or build-out of in-plant structures within GPI sites (each, an “In-Plant Structure Investment”). Each existing facility will be reviewed by Sun and GPI for appropriateness, functionality, safety and effectiveness to determine if any mutually agreeable upgrades are necessary. Ownership of facility will pass to GPI at end of this Agreement. [*]

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX I
IN PLANT EQUIPMENT
Sun will equip, at its expense, an in-plant operation at mutually agreed to sites. Installation of equipment will be at Sun’s expense and it is intended that the installation will not interfere with GPI’s ability to conduct business at the site. The in-plant operation will typically include the equipment listed below, and, as noted, different equipment will be utilized depending upon type of ink materials needed at the Graphic site. The equipment list will be amended from time to time to ensure Sun services the requirements of each specific plant. Any changes to equipment will be mutually agreed upon.
All equipment will remain the sole property of Sun and will be removed by Sun at the expiration or termination of this agreement. Sun has the right to display reasonable notice of its ownership on and around the equipment and GPI agrees not to alter, deface or remove such notice.
There may be specific situations that call for equipment not on the below equipment lists, e.g., dispensing equipment, storage tanks, etc. Given the cost and space requirements of this category of equipment, where this type of equipment is needed, separate agreements will be drawn up that incorporate both parties’ understanding and commitment.

PASTE IN-PLANT

Equipment Description

[*]

LIQUID IN-PLANT
Equipment Description

[*]

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX J
PROFIT SHARING PRODUCTIVITY PROGRAM
Sun will provide a profit sharing productivity program to GPI. This will apply to GPI productivity improvements, and can include lower in-plant manning, production efficiency, reduction in waste, etc. At the beginning of each year Sun and GPI will mutually identify key projects to be included as part of the productivity program. This program will outline the value creation concept, resource dedication and estimate value of the initiative.
Sun will guarantee cumulative annual savings from this program to accrue to GPI of [*]. Savings must be documented and agreed upon by both parties, and savings above the guaranteed thresholds outlined above will be shared 50/50 by Sun and GPI. Any credit due to Sun as a result of this program will be netted against rebate payments due in that year. For each productivity program project initiated, a baseline by product will be established jointly and audited to assess achievement of savings. Joe Yost or his designee shall be the GPI representative with authority to approve productivity program projects. For purposes of clarification, examples of projects that would count towards the cumulative annual savings include [*].
Sun will ensure that intrinsic value of the inks sold does not degrade or change without mutual agreement.

[*]	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

APPENDIX K
INSURANCE REQUIREMENTS OF GPI
If any of Sun’s employees, subcontractors, or agents will be present on GPI’s premises at any time in order to perform under this Agreement, Sun shall ensure that it, its subcontractors and/or agents have procured and maintain insurance as follows:
     a) Workers’ Compensation - Statutory, and Employer’s Liability with limits not less than $500,000 per accident and each employee disease.
     b) Commercial General Liability (Occurrence Form), including contractual liability in a Combined Single Limit for Bodily Injury and Property damage with limits not less than $250,000 per occurrence.
     c) Commercial Automotive Liability, in a Combined Single Limit for Bodily Injury and Property Damage with limits not less than $100,000 per occurrence
     d) Excess Liability - Umbrella form, in the amount of $1 Million excess over Employers Liability, Commercial General Liability, and Commercial Automobile Liability.
Sun shall name GPI as an additional insured as its interest may arise under policies b), c) and d) above; and Sun shall agree to waive its rights of subrogation under a) above.
If any policies are written on a “claims-made” basis, Sun shall ensure that continuous coverage is maintained or an extended coverage period will be exercised for a period of not less than twenty-four (24) months after the termination or expiration of this Agreement.
Sun will at all times maintain the required policies with insurers that maintain a rating of A- (VIII) or better from A. M. Best.
All policies for insurance required hereunder will be procured from insurers authorized to do business in the jurisdiction where operations are to be performed.
All policies for insurance required herein shall provide that GPI will be given no less than thirty (30) days prior Notice in the event coverage is cancelled; ten (10) days notice for non-payment.
The insurance required herein establishes minimum limits. The types and amounts of such coverage shall in no way limit the liability of Sun arising under this Agreement.
All coverages shall be primary and not contributing with any coverage maintained by GPI.
Sun shall automatically provide GPI with a certificate of insurance evidencing the coverage required herein prior to the commencement of performance under this Agreement and upon renewal of any policies required herein for the duration of this Agreement.